Exhibit 99.1

NEWS RELEASE

Visteon Announces Third-Quarter 2017 Results

•	Delivered strong financial performance

•	Sales of $765 million

•	Net income of $43 million

•	Adjusted EBITDA of $83 million

•	Increased China domestic sales 22 percent year-over-year, excluding impact of currency

•	Won $4.6 billion in new business year-to-date, up 12 percent over prior year

•	First Phoenix™ infotainment win

•	Audio/Infotainment new business wins grew over 150 percent to $1.5 billion

•	China new business wins at $1.2 billion, 25 percent of total

•	Executed $170 million of share repurchases year-to-date

VAN BUREN TOWNSHIP, Mich., Oct. 26, 2017 — Visteon Corporation (NYSE: VC) today announced third-quarter 2017 results, reporting sales of $765 million, compared with $770 million in the third quarter of 2016. Third-quarter net income attributable to Visteon was $43 million or $1.35 per diluted share for 2017, compared with $28 million or $0.81 per diluted share for 2016.

Third-quarter Electronics sales were $765 million, compared with $749 million for the same period in 2016. Electronics third-quarter net income was $43 million or $1.35 per diluted share for 2017, compared with $38 million or $1.10 per diluted share for 2016.

Electronics adjusted EBITDA, a non-GAAP financial measure as defined below, was $83 million for the third quarter, compared with $75 million in the same period last year. Electronics adjusted net income, a non-GAAP financial measure as defined below, was $45 million for the third quarter or $1.42 per diluted share, compared with $38 million or $1.10 per diluted share in the third quarter of 2016.

On a year-to-date basis through the third quarter, global vehicle manufacturers awarded Visteon new business of $4.6 billion in lifetime revenue. The ongoing backlog, defined as cumulative remaining life-of-program booked sales, was $18.0 billion as of Sept. 30, 2017, up from $16.5 billion at the end of 2016.

“We continued our momentum in the third quarter with very solid performance, including improved year-over-year Electronics sales and adjusted EBITDA,” said Visteon President and CEO Sachin Lawande. “This marks our 11th consecutive quarter of year-over-year improvement in adjusted EBITDA margin, underscoring the strength of our technology and our discipline in managing operational costs.”

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Lawande added: “New business wins remained strong, highlighted by our first Phoenix™ infotainment win set to launch in 2020. Overall, we grew our Audio/Infotainment wins by over 150 percent year-to-date compared with the prior year. Based on our overall new business wins, we are on track to meet our long-term growth targets.”

Third Quarter in Review

Visteon Corporation

Third-quarter sales were $765 million, compared with $770 million for the same period in 2016. The $5 million decrease is primarily related to the exit of other operations, partially offset by higher Electronics production volumes, new product launches and favorable currency.

Gross margin was $116 million, compared with $105 million a year earlier. The $11 million increase reflected higher gross margin related to the Electronics Product Group. Selling, general and administrative expenses were $54 million for the third quarter of 2017, compared with $53 million for the third quarter of 2016.

For the third quarter of 2017, the company reported net income attributable to Visteon of $43 million or $1.35 per diluted share, compared with $28 million or $0.81 per diluted share for the same period in 2016. The $15 million increase in net income includes improved gross margin and the non-recurrence of charges associated with other operations divested in 2016, partially offset by an increase in income taxes and the non-recurrence of 2016 discontinued operations income.

Electronics Product Group

Sales totaled $765 million and $749 million during the third quarter of 2017 and 2016, respectively, for an increase of $16 million, resulting from new product launches and favorable currency movements, partially offset by customer pricing reductions. On a regional basis, Asia accounted for 42 percent of sales, Europe 30 percent, North America 26 percent, and South America 2 percent.

Gross margin for the third quarter of 2017 was $116 million, compared with $105 million a year earlier. The $11 million increase reflected the impact of higher sales volume, material and engineering cost efficiencies, and favorable currency, partially offset by customer pricing and unfavorable product mix.

Adjusted EBITDA for the Electronics Product Group was $83 million for the third quarter of 2017, compared with $75 million for the same quarter last year. The improvement was primarily driven by favorable cost performance including material and engineering cost efficiencies, partially offset by customer pricing and unfavorable product mix. Adjusted EBITDA margin was 10.8 percent for the third quarter of 2017, 8 basis points higher than the prior year.

For the third quarter of 2017, net income was $43 million or $1.35 per diluted share, compared with net income of $38 million or $1.10 per diluted share for the same period in 2016. Third-quarter 2017 restructuring charges, partially offset by legacy operations benefits, reduced net income. Adjusted net income, which excludes these items, was $45 million or $1.42 per diluted share for the third quarter of 2017, compared with $38 million or $1.10 per diluted share for the same period in 2016.

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Other Operations

By the end of 2016, Visteon exited its other operations, consisting of climate operations in South America and South Africa. The third quarter of 2016 included sales of $21 million and a net loss of $13 million.

Cash and Debt Balances

As of Sept. 30, 2017, Visteon had cash and equivalents totaling $735 million. Total debt as of Sept. 30 was $391 million.

For the third quarter of 2017, cash from operations was $45 million and capital expenditures were $22 million. Total Visteon adjusted free cash flow, as defined below, for the third quarter of 2017 was $33 million, compared with $25 million during the third quarter of 2016. Year-to-date, adjusted free cash flow was $90 million.

Share Repurchases

During the first nine months of the year, the company repurchased 1,741,979 shares at an average price of $97.59. A total of $230 million remains available under the company’s share repurchase authorization. As of Sept. 30, 2017, the company had 31.7 million diluted shares of common stock outstanding.

Full-Year 2017 Outlook

Visteon updated its full-year 2017 guidance with sales in the range of $3.12 billion to $3.16 billion, adjusted EBITDA in the range of $360 million to $370 million, and adjusted free cash flow in the range of $170 million to $180 million.

About Visteon

Visteon is a global technology company that designs, engineers and manufactures innovative cockpit electronics products and connected car solutions for most of the world’s major vehicle manufacturers. Visteon is a leading provider of instrument clusters, head-up displays, information displays, infotainment, audio systems, SmartCore™ cockpit domain controllers, and vehicle connectivity. Visteon also supplies embedded multimedia and smartphone connectivity software solutions to the global automotive industry. Headquartered in Van Buren Township, Michigan, Visteon has approximately 10,000 employees at more than 40 facilities in 18 countries. Visteon had sales of $3.16 billion in 2016. Learn more at www.visteon.com.

Conference Call and Presentation

Today, Thursday, Oct. 26, at 9 a.m. ET, the company will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.

The dial-in numbers to participate in the call are:

U.S./Canada: 866-411-5196

Outside U.S./Canada: 970-297-2404

(Call approximately 10 minutes before the start of the conference.)

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The conference call and live audio webcast, related presentation materials and other supplemental information will be accessible in the investors section of Visteon’s website. A news release on Visteon’s first-quarter results will be available in the news section of the website.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 95917012. The phone replay will be available for one week following the conference call.

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2016).

Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Quarterly Report on Form 10-Q for the fiscal quarter ended Sept. 30, 2017. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2016 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Follow Visteon:

Contacts:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bill Robertson

734-710-8349

william.robertson@visteon.com

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VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Sales	$765	$770	$2,349	$2,345
Cost of sales	649	665	1,990	2,010

Gross margin	116	105	359	335
Selling, general and administrative expenses	54	53	158	163
Restructuring expense	6	5	10	22
Interest expense, net	3	5	12	10
Equity in net income of non-consolidated affiliates	1	—	6	3
Other (income) expense, net	(1)	12	(3)	16

Income before income taxes	55	30	188	127
Provision for income taxes	8	5	34	27

Net income from continuing operations	47	25	154	100
Income (loss) from discontinued operations, net of tax	—	7	8	(15)

Net income	47	32	162	85
Net income attributable to non-controlling interests	4	4	11	12

Net income attributable to Visteon Corporation	$43	$28	$151	$73

Earnings per share data:
Basic earnings (loss) per share
Continuing operations	$1.38	$0.62	$4.50	$2.47
Discontinued operations	—	0.21	0.25	(0.42)

Basic earnings per share attributable to Visteon Corporation	$1.38	$0.83	$4.75	$2.05

Diluted earnings (loss) per share
Continuing operations	$1.35	$0.61	$4.43	$2.44
Discontinued operations	—	0.20	0.25	(0.41)

Diluted earnings per share attributable to Visteon Corporation	$1.35	$0.81	$4.68	$2.03

Average shares outstanding (in millions)
Basic	31.2	34.0	31.8	35.6
Diluted	31.8	34.4	32.3	36.0
Comprehensive income:
Comprehensive income	$59	$35	$205	$106
Comprehensive income attributable to Visteon Corporation	$53	$31	$190	$96

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	September 30	December 31
	2017	2016
ASSETS
Cash and equivalents	$732	$878
Restricted cash	3	4
Accounts receivable, net	506	505
Inventories, net	174	151
Other current assets	181	170

Total current assets	1,596	1,708
Property and equipment, net	361	345
Intangible assets, net	128	129
Investments in non-consolidated affiliates	40	45
Other non-current assets	154	146

Total assets	$2,279	$2,373

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$44	$36
Accounts payable	429	463
Accrued employee liabilities	102	103
Other current liabilities	235	309

Total current liabilities	810	911
Long-term debt	347	346
Employee benefits	305	303
Deferred tax liabilities	22	20
Other non-current liabilities	62	69
Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,333	1,327
Retained earnings	1,420	1,269
Accumulated other comprehensive loss	(194)	(233)
Treasury stock	(1,945)	(1,778)

Total Visteon Corporation stockholders’ equity	615	586
Non-controlling interests	118	138

Total equity	733	724

Total liabilities and equity	$2,279	$2,373

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
OPERATING
Net income	$47	$32	$162	$85
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	21	21	62	62
Equity in net income of non-consolidated affiliates, net of dividends remitted	(1)	1	(6)	(2)
Non-cash stock-based compensation	3	2	9	6
Gain on India operations repurchase	—	—	(7)	—
(Gains) losses on divestitures and impairments	(2)	1	(4)	5
Other non-cash items	(1)	14	2	15
Changes in assets and liabilities:
Accounts receivable	21	(12)	29	15
Inventories	(7)	10	(15)	15
Accounts payable	(19)	(28)	(39)	(45)
Other assets and other liabilities	(17)	(17)	(62)	(118)

Net cash provided from operating activities	45	24	131	38
INVESTING
Capital expenditures, including intangibles	(22)	(19)	(69)	(56)
India operations repurchase	—	—	(47)	—
Payments for acquisition and divestiture of businesses	(2)	(15)	(2)	(15)
Settlement of net investment hedge	—	—	5	—
Proceeds from asset sales and business divestitures	2	11	15	15
Climate Transaction withholding tax refund	—	—	—	356
Short-term investments	—	—	—	47
Loan to non-consolidated affiliates, net of repayments	—	4	—	(8)
Other	1	—	1	—

Net cash (used by) provided from investing activities	(21)	(19)	(97)	339
FINANCING
Short-term debt, net	1	(1)	8	(11)
Principal payments on debt	—	(1)	(2)	(2)
Distribution payments	—	—	(1)	(1,736)
Repurchase of common stock	(10)	—	(170)	(500)
Dividends paid to non-controlling interests	(18)	—	(29)	—
Stock based compensation tax withholding payments	—	—	(1)	(11)
Other	1	—	(2)	—

Net cash used by financing activities	(26)	(2)	(197)	(2,260)
Effect of exchange rate changes on cash and equivalents	4	2	17	6

Net increase (decrease) in cash and equivalents	2	5	(146)	(1,877)
Cash and equivalents at beginning of period	730	847	878	2,729

Cash and equivalents at end of period	$732	$852	$732	$852

[1]	The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to the Company adjusted to eliminate the impact of depreciation and amortization, restructuring expense, net interest expense, loss on debt extinguishment, equity in net income of non-consolidated affiliates, loss on divestiture, gain on non-consolidated affiliate transactions, other net expense, provision for income taxes, discontinued operations, net income attributable to non-controlling interests, non-cash stock-based compensation expense, and other gains and losses not reflective of the Company’s ongoing operations. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended		Estimated
	September 30		September 30		Full Year
Total Visteon	2017	2016	2017	2016	2017
Electronics	$83	$75	$268	$248
Other	—	—	—	(7)

Adjusted EBITDA	83	75	268	241	$360 - $370

Depreciation and amortization	21	21	62	62	83
Restructuring expense	6	5	10	22	10
Interest expense, net	3	5	12	10	15
Equity in net income of non-consolidated affiliates	(1)	—	(6)	(3)	(8)
Other (income) expense, net	(1)	12	(3)	16	(3)
Provision for income taxes	8	5	34	27	50
(Income) loss from discontinued operations, net of tax	—	(7)	(8)	15	(8)
Non-cash, stock-based compensation expense	3	2	9	6	14
Net income attributable to non-controlling interests	4	4	11	12	15
Other	(3)	—	(4)	1	(4)

Net income attributable to Visteon	$43	$28	$151	$73	$196 - $206

	Three Months Ended		Nine Months Ended
	September 30		September 30
Electronics	2017	2016	2017	2016
Adjusted EBITDA	$83	$75	$268	$248
Depreciation and amortization	21	21	62	62
Restructuring expense	6	1	10	11
Interest expense, net	3	5	12	10
Equity in net income of non-consolidated affiliates	(1)	—	(6)	(3)
Other (income) expense, net	(1)	(1)	(3)	3
Provision for income taxes	8	5	34	27
Net income attributable to non-controlling interests	4	4	11	12
Non-cash, stock-based compensation expense	3	2	9	6
Other	(3)	—	(4)	1

Net income	$43	$38	$143	$119
(Income) loss from discontinued operations, net of tax	—	(7)	(8)	15
All other (income) loss, net of tax	—	17	—	31

Net income attributable to Visteon	$43	$28	$151	$73

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30		September 30
Total Visteon	2017	2016	2017	2016
Cash provided from operating activities - Electronics	$45	$33	$131	$112
Cash used by operating activities - discontinued operations and other	—	(9)	—	(74)

Cash provided from operating activities total Visteon	$45	$24	$131	$38
Capital expenditures, including intangibles	(22)	(19)	(69)	(56)

Free cash flow	$23	$5	$62	$(18)
Restructuring/transformation-related payments	10	20	28	94

Adjusted free cash flow	$33	$25	$90	$76

	Three Months Ended		Nine Months Ended
	September 30		September 30		Estimated Full Year 2017*
Electronics	2017	2016	2017	2016
Cash provided from operating activities	$45	$33	$131	$112	$215 - $225
Capital expenditures, including intangibles	(22)	(18)	(69)	(54)	(85)

Free cash flow	$23	$15	$62	$58	$130 - $140
Restructuring/transformation-related payments	10	8	28	30	40

Adjusted free cash flow	$33	$23	$90	$88	$170 - $180

*	Guidance excludes the restructuring, transformation payments associated with other legacy and discontinued operations.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability, providing comparability between periods by excluding certain items that may not be indicative of recurring business operating results. The Company believes management and investors benefit from referring to these supplemental measures in assessing company performance and when planning, forecasting and analyzing future periods. The Company defines Adjusted net income as net income attributable to Visteon adjusted to eliminate the impact of restructuring expense, loss on debt extinguishment, loss on divestiture, gain on non-consolidated affiliate transactions, other net expenses, discontinued operations and related tax effects and other gains and losses not reflective of the Company’s ongoing operations. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended September 30		Nine Months Ended September 30
Net income attributable to Visteon:	2017	2016	2017	2016
Electronics	$43	$38	$143	$119
Other/discontinued operations	—	(10)	8	(46)

Net income attributable to Visteon	$43	$28	$151	$73

	Three Months Ended September 30, 2017			Nine Months Ended September 30, 2017
	Electronics	Other/ Discontinued Operations	Total Visteon	Electronics	Other/ Discontinued Operations	Total Visteon
Diluted earnings per share:
Net income attributable to Visteon	$43	$—	$43	$143	$8	$151
Average shares outstanding, diluted (in millions)	31.8	31.8	31.8	32.3	32.3	32.3

Diluted earnings per share	$1.35	$—	$1.35	$4.43	$0.25	$4.68
Adjusted earnings per share:
Net income attributable to Visteon	$43	$—	$43	$143	$8	$151
Restructuring expense	6	—	6	10	—	10
Other (income) expense, net	(1)	—	(1)	(3)	—	(3)
Other	(3)	—	(3)	(4)	—	(4)
(Income) loss from discontinued operations, net of tax	—	—	—	—	(8)	(8)

Adjusted net income	$45	$—	$45	$146	$—	$146
Average shares outstanding, diluted (in millions)	31.8	31.8	31.8	32.3	32.3	32.3

Adjusted earnings per share	$1.42	$—	$1.42	$4.52	$—	$4.52

	Three Months Ended September 30, 2016			Nine Months Ended September 30, 2016
	Electronics	Other/ Discontinued Operations	Total Visteon	Electronics	Other/ Discontinued Operations	Total Visteon
Diluted earnings per share:
Net income attributable to Visteon	$38	$(10)	$28	$119	$(46)	$73
Average shares outstanding, diluted (in millions)	34.4	34.4	34.4	36.0	36.0	36.0

Diluted earnings per share	$1.10	$(0.29)	$0.81	$3.31	$(1.28)	$2.03

Adjusted earnings per share:
Net income attributable to Visteon	$38	$(10)	$28	$119	$(46)	$73
Restructuring expense	1	4	5	11	11	22
Other (income) expense, net	(1)	13	12	3	13	16
Other	—	—	—	1	—	1
(Income) loss from discontinued operations, net of tax	—	(7)	(7)	—	15	15

Adjusted net income	$38	$—	$38	$134	$(7)	$127
Average shares outstanding, diluted (in millions)	34.4	34.4	34.4	36.0	36.0	36.0

Adjusted earnings per share	$1.10	$—	$1.10	$3.72	$(0.19)	$3.53

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.